EXHIBIT 99.1
                              FOR IMMEDIATE RELEASE

                      SPEAR & JACKSON ANNOUNCES FISCAL 2004
                              FIRST QUARTER RESULTS

Boca Raton, Florida, February 17, 2004, Spear & Jackson (OTCBB:SJCK) today announced financial results for the First Quarter ended December 31, 2003.

Net Revenues increased to $22,982 million from $22,182 in the three months ended December 31, 2003 compared to the three months ended December 31, 2002.

Sales in Australia has decreased in quarter one of Fiscal 2004 because of the beneficial impact last year of significant sales to a customer with whom the company no longer trades with. Sales also benefited by favorable exchange movements.

Net Income was $281 thousand or .02 per fully diluted share for the Fiscal 2004 quarter ending December 31, 2003 verses $1,183 million or .10 per fully diluted share for the Fiscal 2003 quarter ending December 31, 2002.

Our Gross Profit Margins were unchanged for both quarters ending December 31, 2003 and 2002 at 31.2%.

Selling, General and Administrative Expenses increased by $1,300 million from $5,376 million in the three months ending December 31, 2002 to $6,676 in the three months ending December 31, 2003. This increase is due to adverse fluctuations of $0.5 million caused by the movement in the US dollar verses the Pound cross rate between the two periods, general inflation increases of $0.1 million, increased Pension changes under FASB 87 (as advised by our Actuaries) of $0.3 million and additional overheads of $0.4 million.

Our Income before Income Taxes in the period to December 31, 2003 amounted to $457 thousand verses $1,569 million for the period ending December 31, 2002.

Our Income taxes of $176 thousand were provided in the three months ending December 31, 2003 compared to a $386 thousand income tax charge in the three months ending December 31, 2002.

Our Cash Position was $6,827 million at December 31, 2003 and our Net Worth was $34,571 million on the date.

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Spear & Jackson, based in Sheffield, England is one of the largest and oldest tool manufacturers in the UK. Spear & Jackson's roots go back to the 1740's as one of the premium tool manufacturers.

Spear & Jackson manufacturers and distributes tools, garden tools, metrology equipment, woodworking tools and magnetic equipment. They sell their products Under Spear & Jackson, Neill Tools, Bowers, Robert Sorby, Moore and Wright, Eclipse (Blades), WHS, Tyzack, and Eclipse Magnetics Brands. Spear & Jackson has divisions throughout England, France and Australia. Spear & Jackson distributes its products throughout the world.


DISCLOSURE CONCERNING FORWARD-LOOKING STATEMENTS:

Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the company, such as successful completion and consolidation of the acquisitions, such as consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, adverse weather, energy costs, freight costs, the level of residential and commercial constructions and the costs of raw materials, along with other specific factors with respect to the company's businesses set forth in the company's responses and other documents filed with the Securities and Exchange Commission. Interest parties should review the "forward-looking statement" sections in the Spear & Jackson reports file with Securities & Exchange Commission, including the annual report on form 10K for the fiscal year ended September 30, 2003 and 10Q for the quarter ending December 31, 2003.

Contact: Spear & Jackson, Boca Raton, Florida
                  Dennis Crowley - (561) 999-9011

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